Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ORGANIC GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of organic growth in the fiscal 2004 and 2003 first quarters, as adjusted to eliminate the effects of acquisitions, divestitures, the forward shift in our fiscal calendar (fiscal 2003 was a 53 week year) and the impact of currency translation, provides useful information to investors because it enhances comparability between the two reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations. As a result of last year being a 53 week year, our first quarter of fiscal 2004 did not include the week ended October 3, 2003, which was included in the fourth quarter of fiscal 2003 and instead included the Christmas/New Year holiday shutdown period, a week of substantially reduced activity in our Education sector. Ordinarily, the week of October 3, which reflects more normal activity in our Education sector, would be included in the first quarter of our fiscal year and the Christmas/New Year holiday shutdown period would be included in the second quarter of our fiscal year. To make both first quarters comparable, we have adjusted the first quarter of fiscal 2004 to include sales and estimated operating income for the Education sector for the week of October 3, 2003.

	Three Months Ended		% Change
	January 2, 2004	December 27, 2002
ARAMARK Corporation Consolidated Sales (as reported)	$2,458,857	$2,275,940	8%
Add: Impact of Currency Translation	—	47,589
Add: Effect of Calendar Shift	40,000	—
Less: Effect of Acquisitions and Divestitures	(94,593)	—

ARAMARK Corporation Consolidated Sales (as adjusted)	$2,404,264	$2,323,529	3%

ARAMARK Corporation Consolidated Operating Income (as reported)	$137,421	$128,506	7%
Add: Impact of Currency Translation	—	2,504
Add: Effect of Calendar Shift	3,600	—
Less: Effect of Acquisitions and Divestitures	(8,546)	—

ARAMARK Corporation Consolidated Operating Income (as adjusted)	$132,475	$131,010	1%

Food and Support Services – United States – Sales (as reported)	$1,661,417	$1,556,317	7%
Add: Effect of Calendar Shift	40,000	—
Less: Effect of Acquisitions and Divestitures	(87,954)	—

Food and Support Services – United States – Sales (as reported)	$1,613,463	$1,556,317	4%

Food and Support Services – United States – Operating Income (as reported)	$89,653	$84,938	6%
Add: Effect of Calendar Shift	3,600	—
Less: Effect of Acquisitions and Divestitures	(7,142)	—

Food and Support Services – United States – Operating Income (as reported)	$86,111	$84,938	1%